EXHIBIT 10.31

SECOND AMENDMENT TO INVESTMENT AGREEMENT

THIS SECOND AMENDMENT TO INVESTMENT AGREEMENT (this "Amendment") is made as of this 7th day of March 2005 by and between Revlon, Inc., a Delaware corporation (the "Company"), and MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.), a Delaware corporation (the "Investor").

W I T N E S S E T H:

WHEREAS, the parties have entered into an Investment Agreement dated February 20, 2004, which agreement was amended on March 24, 2004 (as amended, the "Investment Agreement");

WHEREAS, the parties have determined to provide for the acceleration of the timing of the Investor's obligation to back-stop the Third Stage Offering to October 31, 2005 if certain conditions have been met; and

WHEREAS, the parties have determined to amend the Investment Agreement pursuant to Section 9.6 thereof, as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Amendment, the parties hereto hereby agree as follows:

Section 1.    Definitions. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Investment Agreement.

Section 2.    Definitions in Investment Agreement. The following definition is added to Section 1 of the Investment Agreement:

"Credit Agreement" means the Credit Agreement, dated as of July 9, 2004, between RCPC and certain of its subsidiaries, the Lenders party thereto, Citicorp USA, Inc., as Term Loan Administrative Agent, Citicorp USA, Inc., as Collateral Agent, UBS Securities LLC, as Syndication Agent, and Citigroup Global Markets Inc., as Sole Lead Arranger and Sole Bookrunner.

Section 3.    Back-Stop of the Third Stage Rights Offering.

  3.1    Amendment to Section 5.2.    Section 5.2 of the Investment Agreement is hereby deleted in its entirety and amended and restated by replacing such section with the following:

"5.2 Back-stop of the Third Stage Offerings. In the event that the Third Stage Offering Amount exceeds $0, the Investor will, by March 31, 2006, purchase shares of Class A Common Stock for an aggregate amount of cash (such aggregate purchase price, the "Third Stage Back-Stop Amount") which will, upon contribution by the Company to RCPC as a capital contribution or to purchase capital stock, permit RCPC to reduce RCPC's indebtedness, other than revolving indebtedness unless there is a corresponding commitment reduction, in an aggregate principal amount equal to the Third Stage Offering Amount. The Investor may satisfy its obligations by making an investment in Class A Common Stock in an amount equal to the Third Stage Back-Stop Amount pursuant to any transaction approved by the Board of Directors, which may include a rights offering;

provided, however, that in the event that (i) RCPC has not consummated, on or before October 31, 2005, the 8 1/8% Senior Notes Redemption (as such term is defined in the Credit Agreement), and (ii) the Company consummates any Third Stage Offering at any time on or prior to October 31, 2005, the Investor will, on October 31, 2005, purchase shares of Class A Common Stock for an aggregate amount of cash equal to the Third Stage Back-Stop Amount, which will, upon contribution by the Company to RCPC as a capital contribution or to purchase capital stock and upon satisfaction by the Company of Section 5.3 of this Agreement, permit RCPC to reduce RCPC's indebtedness, other than revolving indebtedness unless there is a corresponding commitment reduction, in an aggregate principal amount equal to the Third Stage Offering Amount."

  3.2    No Other Effect.    For the avoidance of doubt, this Amendment shall not (i) affect the Company's obligations in the Investment Agreement, including with respect to the Third Stage Offerings, (ii) reduce the Third Stage Offering Amount (which is currently $109,661,000), (iii) affect Section 5.4 of the Investment Agreement, or (iv) except as set forth above, affect the Investor's obligations to purchase shares of Class A Common Stock for an aggregate amount of cash equal to the Third Stage Back-Stop Amount."

Section 4.    Miscellaneous.

  4.1    Ratification of Investment Agreement.    As modified hereby, the Investment Agreement and its terms and provisions are hereby ratified and confirmed for all purposes and in all respects.

  4.2    Counterparts.    This Amendment may be executed in two or more counterparts, which may be by facsimile, each of which will be deemed an original but all of which together will constitute one and the same instrument. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

  4.3    Headings.    The headings in this Amendment are for reference purposes only and will not in any way affect the meaning or interpretation of this Amendment.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

REVLON, INC.

By:	/s/ ROBERT K. KRETZMAN Name: Robert K. Kretzman Title: Executive Vice President, Chief Legal Officer
MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ TODD J. SLOTKIN Name: Todd J. Slotkin Title: Executive Vice President and Chief Financial Officer

Acknowledged and Agreed
pursuant to Section 9.10 of
the Investment Agreement:

Fidelity Management & Research Co.

/s/ NATE VAN DUZER

Authorized Signature

Nate Van Duzer, Director, Restructuring and General Counsel

(Type or Print Name and Title of Authorized Signatory)